Exhibit 99.1

Press Release Dated April 20, 2016

NEWS RELEASE

April 20, 2016

Farmers Capital Bank Corporation Announces First Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $6.2 million or $.82 per common share for the quarter ended March 31, 2016. Net income for the current quarter increased $2.6 million or 72.4% compared to the quarter ended December 31, 2015, up $.34 on a per common share basis. Net income for the current quarter is up $2.1 million or 51.7% when compared to the first quarter of 2015. On a per common share basis, net income increased $.31 or 60.8% compared to a year earlier. Income in the current quarter includes a pretax gain of $4.1 million related to the early extinguishment of $15.5 million of debt.

“Our loan portfolio grew $3.0 million this quarter, marking the fourth consecutive quarter of growth. We continue to be encouraged by loan demand in many of our markets,” says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “Nonperforming assets are down $1.8 million or 3.4% from year-end. We anticipate further reductions during the second quarter, as we have entered into agreements to sell $1.3 million in repossessed real estate scheduled to close in the next quarter.”

“Our ratio of tangible common equity to tangible assets is 10.38%, which is a significant improvement since the recession ended in 2009. At year-end 2009, the ratio was 5.25%,” continues Mr. Hillard. “Likewise, our tangible book value per common share has grown significantly over the same period, finishing the quarter at $24.53. This represents an increase of 59% when compared to the year-end 2009 amount of $15.44.”

A summary of nonperforming assets follows for the periods indicated.

(In thousands)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Nonaccrual loans	$7,540	$8,380	$8,201	$9,921	$11,113
Loans 90 days or more past due and still accruing	-	-	-	-	2
Restructured loans	23,687	23,831	24,155	24,272	25,833
Total nonperforming loans	31,227	32,211	32,356	34,193	36,948

Other real estate owned	20,998	21,843	22,868	26,214	29,700
Other foreclosed assets	-	-	-	39	66
Total nonperforming assets	$52,225	$54,054	$55,224	$60,446	$66,714

Ratio of total nonperforming loans to total loans	3.2%	3.4%	3.5%	3.7%	4.0%
Ratio of total nonperforming assets to total assets	2.9	3.0	3.1	3.5	3.7

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Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at December 31, 2015	$8,380	$23,831	$21,843
Additions	492	-	-
Principal paydowns	(1,046)	(144)	-
Transfers to other real estate owned/other foreclosed assets and other increases	(270)	-	551
Charge-offs/write-downs	(16)	-	(597)
Proceeds from sales	-	-	(778)
Net loss on sales	-	-	(21)
Balance at March 31, 2016	$7,540	$23,687	$20,998

Nonaccrual loans decreased $840 thousand or 10.0% during the quarter, driven mainly by principal payments received. Principal paydowns include $468 thousand related to a single larger-balance credit secured by commercial real estate and $237 thousand related to a single larger-balance credit secured by residential real estate. The decrease in other real estate owned was driven by sales activity and impairment charges to adjust carrying amounts to their estimated fair value less cost to sell. Property sales for the quarter were primarily made up by numerous smaller dollar properties. Write-downs on other real estate owned include $352 thousand on a commercial real estate property written down to its estimated fair value less cost to sell and $81 thousand on a real estate development property which is under contract to be sold.

The allowance for loan losses was $9.8 million or 1.02% of loans outstanding at March 31, 2016. At December 31, 2015, the allowance for loan losses was $10.3 million or 1.08% of loans outstanding. Net loan charge-offs were $14 thousand in the current three months compared with $240 thousand in the linked quarter. Net loan charge-offs as a percentage of outstanding loans were less than 0.01% for the current quarter. Loans were $962 million at quarter-end, an increase of $3.0 million or 0.3% from year-end.

First Quarter 2016 Compared to Fourth Quarter 2015

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Net income was $6.2 million or $.82 per common share for the first quarter of 2016, an increase of $2.6 million or $.34 per common share compared to the linked quarter. The increase in net income is primarily attributed to a pretax gain of $4.1 million related to the early extinguishment of debt.

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Net interest income increased $233 thousand or 1.8%. The increase was driven by higher interest income of $158 thousand or 1.0% combined with a decline in interest expense of $75 thousand or 3.5%. Interest income on loans increased $189 thousand or 1.6%, driven by the collection of $236 thousand related to a nonaccrual commercial real estate loan that fully paid off during the quarter. Interest expense on borrowed funds declined $43 thousand or 3.0% in the comparison, primarily due to the early extinguishment of debt. Interest expense on deposits decreased $32 thousand or 4.7%.

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Net interest margin was 3.36% for the current quarter, an increase of ten basis points from 3.26% in the linked quarter. Net interest spread was 3.20% and 3.10% in the current and linked quarters, respectively. Overall cost of funds decreased one basis points to 0.66%. Net interest margin and spread for the current quarter was positively impacted six basis points related to the collection of interest on the nonaccrual commercial real estate loan identified above.

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The Company recorded a credit to the provision for loan losses of $473 thousand and $722 thousand for the current and linked quarter, respectively. The overall credit quality of the loan portfolio has continued to improve. Nonperforming, watch list, and substandard loans each declined during the quarter. Although impaired loans edged up $2.1 million during the quarter primarily related to one credit, the specific reserve on total impaired loans declined $205 thousand or 7.1%. This is due to the characteristics of the individual loans that are classified as impaired. Historical loss rates continued to improve as lower recent charge-off activity has replaced higher levels that had been included in the early part of the Company’s look-back period used in its allowance for loan losses methodology.

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While historical loss rates may continue improving in the near term due to elevated charge-offs falling out of the look-back period, this improvement may not necessarily correlate to a lower provision for loan losses. Other qualitative factors, such as changes in loan volume, the overall makeup of the portfolio, economic conditions, and other risk factors applied to historical loss rates may offset to some degree the impact of a decrease to the historical loss rates.

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Noninterest income was $9.5 million for the current quarter, an increase of $4.0 million or 71.2% in the comparison. The increase in noninterest income is mainly attributed to the $4.1 million gain related to the early extinguishment of $15.5 million of debt. Noninterest income in the current quarter also includes a $100 thousand payment received related to a litigation settlement. Trust income increased $102 thousand or 18.5% mainly due to higher managed asset values attributed to market value increases. Income from company-owned life insurance increased $90 thousand or 38.3%. The current quarter includes $81 thousand attributed to a tax-free death benefit received in excess of the cash surrender value.

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Partially offsetting those increases was lower nondeposit service charges, commissions, and fees of $207 thousand or 13.9%, lower allotment processing fees of $89 thousand or 9.2%, and lower income from service charges and fees on deposits of $89 thousand or 4.6%. Nondeposit service charges, commissions, and fees declined primarily due to insurance premium income related to a large policy renewal in the linked quarter, and a decrease in interchange fees of $45 thousand due to seasonal activity. The decrease in allotment processing fees was attributed to lower processing volume. Service charges and fees on deposits declined due to lower overdraft fees of $104 thousand or 9.5% related to a decline in volume.

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Noninterest expenses were $14.4 million, a decrease of $278 thousand or 1.9%. The decrease was driven by lower amortization of intangible assets of $112 thousand and lower expenses related to salaries and employee benefits of $83 thousand or 1.0%. Amortization of intangible assets declined as a result being fully amortized at year-end 2015. The overall decrease in salaries and employee benefits is due to the accrual of discretionary bonuses of $231 thousand in the prior quarter, partially offset by normal increases to salary and related payroll taxes in the current quarter and the addition of a new Chief Operating Officer.

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Income tax expense was $2.7 million for the current quarter, an increase of $1.6 million or 151% compared with $1.1 million for the linked quarter. The effective income tax rates were 30.5% and 23.2% for the current and linked quarter, respectively. The increase in the effective income tax rate is mainly attributed to higher pretax income, made up by a higher mix of taxable versus tax-exempt sources of revenue that was driven by the $4.1 million pretax gain on extinguishment of debt.

First Quarter 2016 Compared to First Quarter 2015

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Net income was $6.2 million for the first quarter of 2016, an increase of $2.1 million or 51.7% compared to $4.1 million for the first quarter of 2015. Net income was $.82 on a per common share basis, up $.31 or 60.8% in the comparison. The increase in net income is primarily attributed to the pretax gain of $4.1 million related to the early extinguishment of debt, which was partially offset by a lower credit to the provision for loan losses of $1.1 million and higher net other real estate expense of $594 thousand.

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Net interest income increased $284 thousand or 2.2%. The increase was driven by higher interest income of $110 thousand or 0.7% combined with a decline in interest expense of $174 thousand or 7.8%. Interest income on loans increased $374 thousand or 3.2%, boosted by the collection of $236 thousand related to a nonaccrual commercial real estate loan that fully paid off during the quarter. Interest income on investment securities decreased $312 thousand or 9.0%. Interest expense on deposits decreased $175 thousand or 21.3% and interest expense on borrowed funds remained relatively flat.

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Net interest margin was 3.36% for the current quarter, up nine basis points compared with 3.27% a year earlier. Net interest spread was 3.20% and 3.11% in the current and year-ago quarters, respectively. Overall cost of funds decreased three basis points to 0.66%. Net interest margin and spread for the current quarter was positively impacted six basis points related to the collection of interest on the nonaccrual commercial real estate loan identified above.

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The company recorded a credit to the provision for loan losses of $473 thousand and $1.5 million in the current and year-ago quarters, respectively. The credit to the provision is attributed to continuing improvement in the credit quality of the loan portfolio. The lower credit to the provision is mainly driven by a greater improvement in impaired loan quality and historical loss rates in the year-ago quarter compared to the current quarter combined with an increase in loans during the current quarter compared to a decrease in the prior-year quarter.

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Noninterest income was $9.5 million, up $4.1 million or 75.4% in the comparison. The increase in noninterest income is mainly attributed to the $4.1 million gain related to the early extinguishment of debt. Noninterest income in the current quarter also includes a $100 thousand payment received related to a litigation settlement. Service charges and fees on deposits and income from company-owned life insurance increased $95 thousand or 5.4% and $84 thousand or 34.9%, respectively. Allotment processing fees decreased $316 thousand or 26.6%.

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The increase in service charges and fees on deposits was primarily related to higher dormant account fees. Income from company-owned life insurance in the current quarter includes $81 thousand attributed to a tax-free death benefit received in excess of the cash surrender value. The decline in allotment processing fees is mainly due to lower processing volume.

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Noninterest expenses were $14.4 million for the current quarter, a decrease of $103 thousand or 0.7%. The decrease was driven by lower salaries and employee benefit expenses of $341 thousand or 4.1%, lower amortization of intangible assets of $112 thousand, and lower deposit insurance expense of $102 thousand or 25.5%, partially offset by an increase in expenses related to repossessed real estate of $594 thousand. The year-ago quarter also included $125 thousand expense related to a legal settlement.

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The decrease in salaries and employee benefits was driven by lower benefit expenses of $442 thousand. Benefit expense is down mainly due to a decrease in claims related to the Company’s self-funded health insurance plan. Salaries and related payroll taxes were up $100 thousand or 1.5%. Amortization of intangible assets declined as a result of being fully amortized at year-end 2015. The reduction in deposit insurance expense is due to further improvement in the risk ratings at the Company’s subsidiary banks, which is used in the determination of the amount payable.

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The increase in repossessed real estate expenses is primarily a result of write-downs on two larger-balance properties, one write-down of $352 thousand on a commercial real estate property and one write-down totaling $81 thousand on a real estate development property which is under contract to be sold. There were no impairment charges in the year-ago quarter. The current quarter includes a net loss on property sales of $21 thousand compared to a net gain of $74 thousand a year ago. Development, operating, and maintenance costs of repossessed real estate were down $98 thousand or 82.4%.

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Income tax expense was $2.7 million for the current quarter, an increase of $1.3 million compared to $1.4 million for the first quarter of 2015. The effective income tax rates were 30.5% and 25.6% for the current and year-ago quarters, respectively. The increase in the effective income tax rate is mainly attributed to higher pretax income, made up by a higher mix of taxable versus tax-exempt sources of revenue that was driven by the $4.1 million pretax gain on extinguishment of debt.

Balance Sheet

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Total assets were $1.8 billion at March 31, 2016, down $3.2 million or 0.2% from year-end 2015. Cash and cash equivalents decreased $6.2 million or 5.1%. Investment securities and loans are up $4.5 million or 0.8% and $3.0 million or 0.3%, respectively. Other real estate owned decreased $845 thousand or 3.9%.

●	Cash and cash equivalents are down mainly as a result of the early extinguishment of debt transaction related to trust preferred securities.
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The fair market value adjustment related to investment securities in the available for sale portfolio increased $4.1 million during the quarter due mainly to favorable changes in market interest rates, primarily on longer dated maturities.

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The $3.0 million increase in loans represents the fourth consecutive quarterly net increase. The increase was driven mainly by loans secured by real estate, primarily commercial and construction related lending, partially offset by residential real estate. Loan payments include $1.0 million related to nonaccrual loans during the quarter.

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The allowance for loan losses was $9.8 million or 1.02% of loans outstanding at March 31, 2016 compared with $10.3 million or 1.08% at December 31, 2015. Net loan charge-offs were $14 thousand for the current quarter compared with $240 thousand for the linked quarter. Net loan charge-offs as a percentage of outstanding loans were less than 0.01% in the current quarter.

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The decrease in the allowance for loan losses was driven by a $473 thousand credit to the provision for loan losses, which reflects continued improvement to historical loss rates and the overall credit quality of the loan portfolio. While historical loss rates may continue improving in the near term due to elevated charge-offs falling out of the look-back period, this improvement may not necessarily correlate to a lower provision for loan losses. Other qualitative factors, such as changes in loan volume, the overall makeup of the portfolio, economic conditions, and other risk factors applied to historical loss rates may offset to some degree the impact of decreases to the historical loss rates.

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Total nonperforming assets were $52.2 million, a decrease of $1.8 million or 3.4% for the quarter. Nonperforming loans decreased $984 thousand or 3.1% during the quarter, led by an $840 thousand or 10.0% decrease in nonaccrual loans. The ratio of nonperforming loans to loans outstanding improved to 3.2% from 3.4% at year-end 2015. Other real estate owned was $21.0 million at quarter-end, a decrease of $845 thousand driven by a combination of sales activity and impairment charges to adjust carrying amounts to their estimated fair value less cost to sell.

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Total deposits were $1.4 billion at quarter-end, an increase of $5.5 million or 0.4% compared with year-end. Noninterest bearing deposits increased $2.4 million or 0.8%. Interest bearing deposits increased $3.1 million or 0.3%.

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Short-term borrowings were relatively unchanged at $34.5 million. Long-term borrowings decreased $15.7 million or 9.3% to $154 million. The decrease is primarily due to the early extinguishment of $15.5 million of subordinated debt related to trust preferred securities.

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Shareholders’ equity was $184 million, an increase of $8.4 million or 4.8% for the quarter. The increase was due primarily to net income of $6.2 million and other comprehensive income of $2.6 million, partially offset by dividends declared on common stock of $525 thousand. The increase in other comprehensive income was driven by an increase in the after-tax unrealized gain related to the available for sale investment securities portfolio of $2.6 million.

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On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for each of the Company’s subsidiary banks exceeds “well-capitalized.”

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 34 banking locations in 22 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

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Consolidated Financial Highlights-Unaudited

(In thousands except per share data)
	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Interest income	$15,330	$15,172	$15,220
Interest expense	2,043	2,118	2,217
Net interest income	13,287	13,054	13,003
Provision for loan losses	(473)	(722)	(1,545)
Net interest income after provision for loan losses	13,760	13,776	14,548
Noninterest income	9,542	5,573	5,441
Noninterest expenses	14,407	14,685	14,510
Income before income tax expense	8,895	4,664	5,479
Income tax expense	2,715	1,080	1,405
Net income	$6,180	$3,584	$4,074

Net income	$6,180	$3,584	$4,074
Less preferred stock dividends and discount accretion	-	-	225
Net income available to common shareholders	$6,180	$3,584	$3,849

Basic and diluted net income per common share	$.82	$.48	$.51
Cash dividends declared per common share	.07	-	-

Averages
Loans, net of unearned interest	$959,048	$940,634	$923,420
Total assets	1,764,695	1,768,890	1,809,560
Deposits	1,362,957	1,358,729	1,410,344
Shareholders’ equity	181,070	174,418	175,973

Weighted average common shares outstanding – basic and diluted	7,500	7,497	7,490

Return on average assets	1.41%	.80%	.91%
Return on average equity	13.73%	8.15%	9.39%

	March 31, 2016	December 31, 2015
Cash and cash equivalents	$114,288	$120,493
Investment securities	590,280	585,813
Loans, net of allowance of $9,828 and $10,315	952,461	948,960
Other assets	115,673	120,684
Total assets	$1,772,702	$1,775,950

Deposits	$1,374,459	$1,368,994
Federal funds purchased and other short-term borrowings	34,487	34,353
Other borrowings	153,550	169,250
Other liabilities	26,154	27,655
Total liabilities	1,588,650	1,600,252

Shareholders’ equity	184,052	175,698
Total liabilities and shareholders’ equity	$1,772,702	$1,775,950

End of period tangible book value per common share[1]	$24.53	$23.43
End of period per common share closing price	26.42	27.11

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

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